Exhibit (h)(3)(e) Revised Exhibit A-1 and Exhibit B-1 to the Transfer Agent Interactive Client Services Agreement

AMENDED

EXHIBIT A-1

TRANSFER AGENT WEB SERVICES INCLUDING E-DELIVERY AND ON-LINE

ACCOUNT APPLICATIONS

1.	Transfer Agent Web Services. The Fund has requested, and ALPS will provide Transfer Agent Web Services (“TA Web”) as one of the Interactive Client Services (“ICS”) provided pursuant to the terms of the ALPS ICS Agreement (the “Agreement”) between the Fund and ALPS. Through TA Web, Shareholders may submit Transaction requests directly to the Fund’s transfer agent via the Internet as described further in this Exhibit.

2.	Transfer Agent e-Statement Program. The Fund has requested, and ALPS will provide a Transfer Agent e-Statement Program (“e-Statement(s)”) as one of the Interactive Client Services (“ICS”) provided pursuant to the terms of the Agreement between the Trust and ALPS. Through e-Statements, Shareholders will have the option to discontinue printed and mailed shareholder statements in favor of electronic ones.

3.	Transfer Agent Web-Documents Program. The Fund has requested, and ALPS will provide, a Transfer Agent Web-Documents Program (“TA Web-D”) as one of the ICS provided pursuant to the terms of the Agreement between the Fund and ALPS. Through TA Web-D, Shareholders will have the option to discontinue printed and mailed Regulatory Documents in favor of electronic ones.

4.	Transfer Agent On-Line Account Application Program. The Fund has requested, and ALPS will provide, an On-Line Account Application Program (“On-Line Account Application (“On-Line Account Application(s)”) as one of the ICS provided pursuant to the terms of the Agreement between the Fund and ALPS. Through On-Line Account Applications, prospective Shareholders will have the option to establish an account with the Fund electronically in lieu of a mailed application.

3.	Definitions. For purposes of this Exhibit, the following additional definitions shall apply (in addition to all other defined terms in the Agreement):

“Shareholder” shall mean the record owner or authorized agent of the owner of shares of a Fund.

“Regulatory Documents” shall mean the prospectus, annual report, semi-annual report and any other document required under applicable federal securities law to be delivered by the Fund to Shareholders.

4.	ALPS Responsibilities. In connection with its performance of TA Web, e-statements, TA Web-D services and On-Line Account Applications, ALPS shall:

(a)	receive Transaction requests electronically transmitted to the ALPS Web Site via the Internet following execution of a link from the Investment Company Web Site to the ALPS Web Site and route Transaction requests to ALPS’ transfer agency system;

(b)	for each Transaction request received, route Transaction information from the ALPS’ transfer agency system to ALPS’ Web Site to be viewed by Users;

(c)	modify TAWeb Shareholder site to accommodate e-Statements, On-Line Account Application and TA Web-D services;

(d)	initiate the design, processing and maintenance of shareholder e-Statement, On-Line Account Applications and TA Web-D services;

(e)	provide technical support for the e-Statement, On-Line Account Applications and TA Web-D programs including: testing; quality control review; generation; and storage of e-Statements, On-Line Account Application and TA Web-D;

(f)	periodically review the e-mail list for completeness and accuracy.

(g)	perform all other ALPS obligations as set forth in the Agreement.

5.	Fund Responsibilities. In connection with its use of TA Web, the Fund, through its service providers, shall:

(a)	provide all computers, telecommunications equipment and other equipment and software reasonably necessary to develop and maintain the Investment Company Web Site;

(b)	design and develop the Investment Company Web Site functionality necessary to facilitate and maintain the hypertext links to the ALPS Web Site and the various Transaction Web pages and otherwise make the Investment Company Web Site available to Shareholders;

(c)	review, approve and provide reasonable notification of modifications thereto: disclosures provided to Shareholders via the site, including Fund Counsel review of disclosures; e-mail correspondence sent to Shareholders; and e-Statements, On-Line Account Applications and Regulatory Documents sent to Shareholders and periodically review the e-mail list for completeness and accuracy;

(d)	provide ALPS with: a contact for receipt of enhancement and maintenance notices; and a completed TA Web questionnaire, which includes a list of functionality options and trading rules.

(e)	provide ALPS with such other written instructions as it may request from time to time relating to the performance of ALPS’ obligations hereunder; and

(f)	perform all other Fund obligations as set forth in the Agreement.

6.	Package Selection. TA Web is offered in a Basic Package and Basic Package with custom graphical and/or functional design changes. The Fund is selecting the: Basic Package.

7.	Fees. The current fees payable to ALPS by the Fund for TA Web are set forth on the Fee Schedule. ALPS reserves the right to change billable rates as it deems necessary upon 30 days written notice to the Fund.

TRANSFER AGENT IVR SERVICES

1.	Transfer Agent Interactive Voice Response (“IVR”) Services. Fund has requested, and ALPS will provide Transfer Agent IVR Services (TA IVR”) as one of the Interactive Client Services (“ICS”) provided pursuant to the terms of the ALPS ICS Agreement (the “Agreement”) between the Fund and ALPS. Through TA IVR, Shareholders may retrieve account information and submit Transaction requests directly to the Fund’s transfer agent via the telephone as described further in this Service Exhibit.

2.	Definitions. For purposes of this Exhibit, the following additional definitions shall apply (in addition to all other defined terms in the Agreement):

“IVR Server” shall mean a computer or computers which allows a user to interactively request information and submit commands using standard telephone service.

“Shareholder” shall mean the record owner or authorized agent of the owner of shares of a Fund.

3.	ALPS Responsibilities. In connection with its performance of TA IVR, ALPS shall:

(a)	receive Transaction requests submitted via telephone to the ALPS IVR processing server and route Transaction requests to ALPS’ transfer agency system;

(b)	for each Transaction request received, route Transaction information from the ALPS’ transfer agency system to the IVR server to be heard by Users;

(c)	perform all other ALPS obligations as set forth in this Agreement.

4.	Fund Responsibilities. In connection with its use of TA IVR, the Fund shall:

(a)	complete a configuration form clearly designating which features and controls should be used in the Fund’s implementation;

(b)	provide ALPS with such other written instructions as its may request from time to time relating to the performance of ALPS’ obligations hereunder; and

(c)	perform all other Fund obligations as set forth in the Agreement.

(d)	provide ALPS with: a contact for receipt of enhancement and maintenance notices; and a completed IVR questionnaire, which includes a list of site functionality options and trading rules.

5.	Version Selection. TA IVR is offered in an Inquiry Only Package and a Standard Package. The Fund is selecting the Standard Package.

The Inquiry Only Package limits the user to features that do not allow a user to perform any action that updates their account, including, but not limited to, transactions.

The Standard package includes everything included in the Inquiry Only package, plus the ability to place purchases, redemptions and exchanges.

6.	Fees. The current fees payable to ALPS by the Fund for TA IVR are set forth on the Fee Schedule. ALPS reserves the right to change billable rates as it deems necessary upon 30 days written notice to the Fund.

Amended on January 8, 2008

FORWARD FUNDS

By:	/s/ J. Alan Reid, Jr.
Name:	J. Alan Reid, Jr.
Title:	President

ALPS FUND SERVICES, INC.

By:	/s/ Jeremy O. May
Name:	Jeremy O. May
Title:	Managing Director

AMENDED

EXHIBIT B-1

SECURITY PROCEDURES—TRANSFER AGENT WEB SERVICES (“TA WEB”)

1. Password Requirements

Initial Authentication of a Shareholder in TA Web is accomplished through entry of the account number, e-mail address, custom question with answer and social security number. The Shareholder then creates a User ID and Password (PIN) to access TA Web. The User ID cannot be the same SSN, must not contain prohibited characters and must be of a minimum length. The User ID and password minimum and maximum lengths can be set at the fund group level. A minimum of 8 characters in length and a requirement of at least one non-alpha character are recommended for the password.

2. Encryption

The ALPS Web server runs Secure Sockets Layer (“SSL”). The purpose of using SSL is to encrypt data transmissions through the ALPS Web Site and block communications through the ALPS Web Site from Internet browsers which do not support SSL data encryption. The standard level of encryption supported by the ALPS Web Site is 128-bit. Further, ALPS uses a certificate from a major provider of server authentication services. Sensitive Fund data that is exchanged within TA Web user sessions is stored with a minimum of 128-bit encryption. This includes any data passed via URL within the application. Character validation methods are also employed to ensure that only appropriate data is passed to related databases.

3. Network Access Control

A computer referred to as a “firewall router” is located between the Internet backbone connection and the ALPS Web server. The purpose of the router is to control the connectivity to the ALPS Web server at the port level. This equipment is located at ALPS’ Denver data center. Changes to the configuration of this computer are administered by authorized IT staff. This equipment will not interrogate data, and its only function is to limit the type of traffic accessing the ALPS Web server to the suite of Hyper-Text Transfer Protocols (“HTTP”) transmissions. Ports on the router are configured to be consistent with ports on the ALPS Web server. All other ports on the router other than those configured for the ALPS Web server are not accessible from the Internet.

The ALPS Web server utilizes adequate and appropriate software and hardware. All services and functions within the ALPS Web server operating system are deactivated with the exception of services and functions which support TA Web. The general purpose of this feature is to prevent external users from entering commands or running processes on the ALPS Web server. All ports on the ALPS Web server, except those required by TA Web, are disabled. Directory structures are “hidden” from the user. Services which provide directory information are also deactivated.

ALPS administrators gain access to the ALPS Web server through the physical console connected to the ALPS Web server, or through the internal network via ALPS Secure ID.

TA Web is programmed to terminate the session/Transaction between the Shareholder and TA Web if data authentication fails. All successful and unsuccessful sessions are logged.

4. Limitation of Users

Access by ALPS personnel to the ALPS Web server is restricted within ALPS to a limited number of users based upon ALPS system administration requirements, as determined by appropriate ALPS systems managers from time to time.

5. Independence of the Fund’s Location on the Web Server

Independence of the Fund’s presence on the ALPS Web server is accomplished by establishing client-specific session variables that logically separate client data. Access to web forms, style-sheets, and data is governed by this structure. The base transaction code required by ICS is, however, shared by all data set partitions.

Each Fund URL on the ALPS Web server will identify a separate Fund presence. Access to the Funds presence on the ALPS Web server must be through the Investment Company Web Site.

Book marking of HTML pages within the Fund’s site on the ALPS Web server is not allowed.

6. Independent Security Review

Monthly network penetration tests are conducted by a reputable security consulting firm.

Application security assessments are performed on a periodic basis to ensure that code generated by ALPS meets industry standards and best practices.

7. Right to Audit

The Fund is allowed to audit, at their expense, the collection of electronic documents or pages residing on ALPS’ computer system relating to the Fund’s implementation of the TA Web service, if any, linked to the Internet and accessible by hypertext link through the World Wide Web, where the Transaction data fields and related screens provided by ALPS may be viewed by Users who access such site (“ALPS Web Site”) once in each 12 month period and any associated systems or networks within TA Web relating to the Fund’s implementation, after providing an audit plan to ALPS and upon ALPS’ consent thereto. The audit may include review of configurations, audit trails, and maintenance of systems and software within TA Web associated with the Funds TA Web site on the ALPS Web server. Tools which may be used for the audit may include network security tools; provided, that ALPS may specify the time at which any tool is used, if ALPS reasonably believes that such tool may affect system performance. The audit will be coordinated through ALPS and ALPS will be entitled to observe all audit activity.

Additionally, ALPS shall be entitled to all results of an audit. The Fund will not perform any action that may interfere with the uptime or stability of ALPS systems or networks. The Fund and their review team will be considered authorized users and ALPS will not seek prosecution under any computer crime or other applicable statutes for such activity, as long as the Fund has provided ALPS a written audit plan, ALPS has approved the written audit plan, and the audit was executed in accordance with the written audit plan.

SECURITY PROCEDURES-TRANSFER AGENT IVR SERVICES

1. Password Requirements

Authentication of a Shareholder in TA IVR is based on account number, password, and optionally social security number.

An account number is required and is used as the identification (ID) of the Shareholder. A Password is required and is used as the access to the entered account. This is the Shareholder’s personal identification number (PIN).

A Social Security Number is an optional entry requirement controlled by the Fund to add another level of authentication to access the entered account number.

To utilize the TA IVR, a Shareholder must call the fund’s shareholder services line and request: a) the service be enabled for their account and b) a user id and password. The above authentication information will need to be provided in order to successfully complete the request.

2. Encryption

The IVR Processing server communicates with the Transfer Agency System via a 128-bit encrypted connection.

3. Network Access Control

A computer referred to as a “firewall router” is located between the Internet backbone connection and the ALPS IVR Processing server. The purpose of the router is to control the connectivity to the server at the port level. This equipment is located at ALPS’ Denver data center. Changes to the configuration of this computer are administered by authorized IT staff. Ports on the router are configured to be consistent with ports on the ALPS IVR Processing server. Access to the IVR Processing server is blocked from all areas outside the ALPS network.

The ALPS IVR server utilizes a standard operating system. All services and functions within the operating system are deactivated with the exception of services and functions which support TA IVR. The general purpose of this feature is to prevent external users from entering commands or running processes on the ALPS IVR server. All ports on the ALPS IVR server, except those required by TA IVR, are disabled. Directory structures are “hidden” from the user. Services which provide directory information are also deactivated.

ALPS administers gain access to the ALPS IVR server through the physical console connected to the ALPS IVR server.

4. Independent Security Review

Monthly network penetration tests are conducted by a reputable security consulting firm.

Application security assessments are performed on a periodic basis to ensure that code generated by ALPS meets industry security standards best practices.

5. Limitation of Users

Access by ALPS personnel to the ALPS IVR server is restricted within ALPS to a limited number of users based on ALPS system administration requirements, as determined by appropriate ALPS systems managers from time to time.

Other than as amended hereby, all terms and conditions of the Agreement, including defined terms, are unchanged and remain in full force and effect. This Amendment shall be deemed to be an amendment to the Agreement and shall be governed by the laws of the State of Colorado.

IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized representative of each of the parties hereto as of the date of the Amendment first set forth above.

Amended on January 8, 2008

FORWARD FUNDS

By:	/s/ J. Alan Reid, Jr.
Name:	J. Alan Reid, Jr.
Title:	President

ALPS FUND SERVICES, INC.

By:	/s/ Jeremy O. May
Name:	Jeremy O. May
Title:	Managing Director